Valneva SE 6-K

Exhibit 5.1

 August 15, 2022

Valneva SE

6 rue Alain Bombard

44800 Saint-Herblain

France

Re:   $75,000,000 of American Depositary Shares to be Offered Pursuant to the Sales Agreement

Ladies and Gentlemen:

We are acting as special French counsel for Valneva SE, a European company (Societas Europaea or SE) (“Company”), in connection with the issuance and sale by the Company of $75,000,000 aggregate offering price of ordinary shares, nominal value €0.15 (“Ordinary Shares”), of the Company (the “Underlying Shares”), which Underlying Shares shall be delivered in the form of American Depositary Shares (“ADSs”), each ADS representing two Ordinary Shares. The Underlying Shares will be issued and sold pursuant to the Open Market Sale Agreement with Jefferies LLC (the “Sales Agent”) dated August 12, 2022 (the “Sales Agreement”). The Underlying Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Sales Agreement. The ADSs will be issued pursuant to the Deposit Agreement, dated as of May 10, 2021 (the “Deposit Agreement”), by and among the Company, Citibank, N.A., as depositary (the “Depositary”), and all holders and beneficial owners from time to time of ADSs issued thereunder.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Underlying Shares, when issued and delivered pursuant to the terms of the Sales Agreement against full payment of their subscription price as provided in the Sales Agreement, will be validly issued, fully paid and non-assessable.

In rendering the opinion above, we have assumed that (i) the shareholders’ resolutions authorizing the Company to issue the Underlying Shares pursuant to the Sales Agreement will be in full force and effect at all times at which the Underlying Shares are issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions, and (ii) the timing of, the terms of, and the consideration for each issuance of Underlying Shares by the Company under the Sales Agreement will be decided by the Management Board (Directoire) of the Company, or by the Chairman of the Management Board (Président du Directoire) of the Company pursuant to a delegation of authority of the Management Board, in each case in accordance with such shareholders’ resolutions.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France as currently in effect. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 6-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-266839) (the “Registration Statement”) filed by the Company to effect the registration of the Underlying Shares under the Act and to the reference to Hogan Lovells Paris LLP under the caption “Legal Matters” in each of the prospectus and the prospectus supplement thereto constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Very truly yours,

/s/ Hogan Lovells Paris LLP